REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of Eaton Vance Municipals Trust and Shareholders of Eaton Vance Arizona Municipals Fund, Eaton Vance Colorado Municipals Fund, Eaton Vance Connecticut Municipals Fund, Eaton Vance Michigan Municipals Fund, Eaton Vance Minnesota Municipals Fund, Eaton Vance New Jersey Municipals Fund, and Eaton Vance Pennsylvania Municipals
Fund:

In planning and performing our audits of the financial statements of Eaton Vance Arizona Municipals Fund, Eaton Vance Colorado Municipals Fund, Eaton Vance Connecticut Municipals Fund, Eaton Vance Michigan Municipals Fund, Eaton Vance Minnesota Municipals Fund, Eaton Vance
New Jersey Municipals Fund, and Eaton Vance Pennsylvania Municipals
Fund (collectively, the Funds) (certain of the series of Eaton Vance Municipals Trust), as of and for the year ended July 31, 2006 (on which we have issued our report dated September 22, 2006 (March 19, 2007 as to the effects of the restatement discussed in Note 13)), in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a funds assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the funds ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the funds annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated September 22, 2006, we reported that we had identified no deficiencies in the Funds internal control over financial reporting and their operations, including controls for safeguarding securities, that we considered to be a material weakness, as defined above, as of July 31, 2006. However, subsequent to the issuance of our report, we noted the following control deficiency in the Funds internal control over financial reporting and their operations that we consider to be a material weakness, as defined above, as of July 31, 2006.

The Funds controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As a result of this material weakness, the Funds statements of assets and liabilities, including the portfolios of investments as of July 31, 2006, the related statements of operations and statements of changes in net assets for the years ended July 31, 2006 and July 31, 2005, as required, and the financial highlights for each of the five years in the period then ended were restated, as required, and the statements of cash flows were included for the year then ended, as required, in connection with the restatement to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audits of the Funds financial statements (as restated) as of and for the year ended July 31, 2006, and this report does not affect our report on such financial statements.

This report is intended solely for the information and use of management, the Trustees of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 22, 2006 (March 19, 2007 as to the material weakness described above)